Jacksonville Bancorp, Inc. Announces Anticipated Loss for 2010

JACKSONVILLE, Fla., Jan. 31, 2011 /PRNewswire/ -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB) ("JAXB"), the bank holding company for The Jacksonville Bank, today announced a preliminary year-end 2010 anticipated operating loss primarily as a result of  its strategy to strengthen its balance sheet by lowering the amount of underperforming assets.  On November 16, 2010, JAXB acquired Atlantic BancGroup, Inc. and its wholly owned subsidiary, Oceanside Bank, and simultaneously sold $35 million in JAXB common stock to four accredited investors headed up by CapGen Capital Group IV.

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The total disposition goal of $40 million in substandard assets is being accomplished through various sources.  The Company is in the process of selling substandard assets through short sales, the sale of other real estate owned and loans marketed through a bulk sale.  Primarily as a result of the costs associated with the disposition of the substandard assets, coupled with merger related expenses and the integration costs associated with the merging of the two banks, the Company expects to report a net loss of approximately $12 to $14 million for the year ended December 31, 2010.  The Company will remain well capitalized under capital standards established by banking regulators.

Price Schwenck, JAXB's CEO and The Jacksonville Bank's Executive Chairman, commented, "The loan sale is consistent with our desire to have a Company with consistent and predictable earnings.  The newly integrated bank enters 2011 with a significantly strengthened and well-capitalized balance sheet; financially and organizationally we are well positioned to proactively serve the banking needs of our customers and prospects in Northeast Florida."

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals through its eight full-service banking offices in Jacksonville, Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumpt ions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to:   economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes.  The Company's actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission.

CONTACT: Valerie Kendall, +1-904-421-3051